EXHIBIT 99.1
JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509
FOR IMMEDIATE RELEASE
THURSDAY, AUGUST 28, 2008
Overview:
•	Net income was $2.7 million in the fourth quarter of fiscal 2008 compared to a net loss of $3.8 million in the fourth quarter of fiscal 2007

•	Gross profit increased in the fourth quarter of fiscal 2008 by 74.5% compared to the same period last year

•	Inventories at year-end fiscal 2008 declined by 5.3% from a year ago

•	Unit volume sold declined by 16.2% while net sales increased by 1.9% from the fourth quarter of fiscal 2007 to same period in fiscal 2008
Elgin, IL, August 28, 2008 — John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) today announced operating results for its fiscal 2008 fourth quarter and year ended June 26, 2008. Net income for the fourth quarter of fiscal 2008 was $2.7 million, or $0.25 per share diluted, compared to a net loss of $3.8 million, or $0.36 per share diluted, for the fourth quarter of fiscal 2007. The net loss for fiscal 2008 was $6.0 million, or $0.56 per share diluted, compared to a net loss of $13.6 million, or $1.28 per share diluted, for fiscal 2007. The net loss for the current fiscal year included, on a pre-tax basis, debt extinguishment costs of $6.7 million and restructuring costs of $1.7 million.
Fiscal 2008 fourth quarter net sales increased by $2.3 million, or 1.9%, to $125.3 million from net sales of approximately $122.9 million for the fourth quarter of fiscal 2007. Total pounds of all products shipped to customers in the fourth quarter of fiscal 2008 decreased by 16.2% in comparison to total pounds shipped to customers in the fourth quarter of fiscal 2007. Pounds of almonds, macadamias, mixed nuts, peanuts and walnuts shipped to customers declined in the quarterly comparison. Total pounds of all products shipped to customers declined in all distribution channels except the food service channel in the fourth quarter of fiscal 2008 compared to the same quarter in the prior year. The increase in net sales was attributable mainly to price increases for almonds, cashews, fruit and nut mixes, mixed nuts, peanuts and walnuts implemented in the fourth quarter of fiscal 2008, which contributed to a 21.6% increase in weighted average selling price from the fourth quarter of fiscal 2007 to the fourth quarter of fiscal 2008. Price increases were implemented in response to rising costs for these commodities in the fourth quarter. In addition, a shift in sales from the industrial channel to the consumer and food service channels, which typically deliver higher selling prices, contributed to the increase in the weighted average selling price.

Fiscal 2008 net sales increased slightly to $541.8 million from $540.9 million for fiscal 2007. Total pounds of all products shipped to customers in the current fiscal year declined by 9.7% in comparison to total pounds shipped to customers in fiscal 2007. Pounds of almonds, macadamias, peanuts, mixed nuts and walnuts shipped to customers declined in the yearly comparison. Total pounds of all products shipped to customers declined in all distribution channels except the food service channel in fiscal 2008 compared to fiscal 2007. The decline in total pounds of all products shipped to customers was offset in large part by price increases for almonds, fruit and nut mixes, mixed nuts, peanuts and walnuts implemented in the fourth quarter of fiscal 2008, which contributed to a 10.9% increase in weighted average selling price from fiscal 2007 to fiscal 2008. In addition, a shift in sales from the industrial and export channels to the consumer and food service distribution channels contributed to the increase in the weighted average selling price.
The gross profit margin, as a percentage of net sales, increased from 8.5% of net sales for the fourth quarter of fiscal 2007 to 14.6% of net sales for the current quarter. Gross profit margins for the fourth quarter of fiscal 2008 improved on sales of all major product types except cashews and peanuts from the same period last year. The gross profit margin for these product types did not increase because acquisition costs rose at a higher rate than price increases that were implemented in the fourth quarter of fiscal 2008. Gross profit margins for the fourth quarter of fiscal 2008 improved in all distribution channels when compared to the gross profit margins for those channels in the same period last year. This increase in gross profit margin was achieved notwithstanding the incurrence of redundant manufacturing expenses associated with production activities in the remaining Chicago area facility, and equipment moving expenses and start up costs at the new facility, which totaled $0.6 million in the fourth quarter of fiscal 2008.
Fiscal 2008 gross profit margin, as a percentage of net sales, increased from 7.6% in fiscal 2007 to 12.2%. Gross profit margins for fiscal 2008 increased on sales of all major commodities except peanuts and cashews from fiscal 2007. Gross profit margins for fiscal 2008 improved in all distribution channels when compared to the gross profit margins for those channels in fiscal 2007. This increase in gross profit margin was achieved notwithstanding the incurrence of redundant manufacturing expenses associated with production activities in the remaining Chicago area facility, and equipment moving expenses and start up costs at the new facility, which totaled $12.3 million in fiscal 2008.
Total selling and administrative expenses for the fourth quarter of fiscal 2008 decreased to 10.6% of net sales from 10.9% for the fourth quarter of fiscal 2007. The decrease in selling and administrative expenses, as a percentage of net sales, occurred as a result of declines in consulting fees, distribution costs, brokerage commissions and bank fees. In comparison to fiscal 2007, total selling and administrative expenses for fiscal 2008, as a percentage of net sales, decreased to 9.9% from 10.3%. The decrease in selling and administrative expenses, as a percentage of net sales, came primarily from declines in distribution costs, advertising and brokerage commissions.
Interest expense decreased to $2.5 million for the fourth quarter of fiscal 2008 from $3.0 million for the fourth quarter of fiscal 2007 as a result of lower short-term interest rates and lower total debt levels. For fiscal year 2008, interest expense increased to $10.5 million from $9.3 million for fiscal

2007 because $0.9 million of interest expense related to the facility consolidation project was capitalized in fiscal 2007 and higher short-term interest rates were incurred in the first half of fiscal 2008. In fiscal 2008, all amounts due under the prior credit facility and outstanding notes were paid, and the Company entered into a new credit facility and a new mortgage facility.
Total inventories on hand at the end of fiscal 2008 decreased by $7.1 million, or 5.3%, in comparison to inventories on hand at the end of fiscal 2007. Pounds of raw nut input stocks also declined by 6.0% or 2.9 million pounds during fiscal 2008. The decline in the quantity of raw nut input stocks was led by declines in the inventories of peanuts, walnuts and cashews, which more than offset an increase in pounds of pecans on hand. Primarily because of improved inventory management during fiscal 2008, the value of finished goods inventory decreased by 12.0%, and the quantity of finished goods decreased by 13.6%.
“We saw considerable improvement in profitability in the fourth quarter of fiscal 2008 over the same period in the prior year,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “This improvement came in large part from the completion of numerous initiatives that we have implemented since the latter part of fiscal 2007, including price increases on many of our products that were impacted by higher commodity costs. For example, the combined gross profit margin on sales of almonds and walnuts during the fourth quarter of fiscal 2008 significantly improved in comparison to the margins on sales of those commodities in last year’s fourth quarter primarily because of the steps we took in the latter part of fiscal 2007 to exit the almond handling business and to align our fixed priced sales contracting activities with our field purchasing activities,” Mr. Sanfilippo noted. “In addition, during fiscal 2008, we eliminated many low volume items through our item rationalization initiative and implemented measures to improve efficiency by stabilizing our manufacturing work force to increase unit output per hour rates on our production lines, and by reducing down time in our new Elgin facility. In respect to workforce stabilization, in the fourth quarter of fiscal 2008, our average weekly attrition rate in our Elgin facility declined by 62% in comparison to the average weekly attrition rate in the third quarter of fiscal 2008. These initiatives and measures have resulted in significant progress in reducing costs associated with inefficiency at the new Elgin facility. Among other things, the unfavorable efficiency variances per pound produced, which is our primary measure of the impact of excessive down time and lower unit output rates, declined by 28% during the fourth quarter of fiscal 2008 from the previous quarter,” Mr. Sanfilippo explained. “Additionally, the costs associated with the facility consolidation project in the fourth quarter of 2008 declined by 57% when compared to those costs in the third quarter as that project was almost completed at the end of fiscal 2008,” Mr. Sanfilippo added. “Our employees have worked hard during the current fiscal year to reduce inventories and improve inventory turns. Primarily as a result of these efforts, the net cash provided by operating activities was $29.6 million in fiscal 2008,” Mr. Sanfilippo stated. “Finally, the refinancing of our credit facility and notes delivered meaningful savings in interest expense, bank fees and legal fees during the fourth quarter of fiscal 2008,” Mr. Sanfilippo stated. “With the equipment move to our Elgin facility completed, the profitability enhancement initiatives implemented and the refinancing in place, we can focus our efforts in fiscal 2009 on improving manufacturing efficiency in the Elgin facility and reversing the recent decline in unit volume sold,” Mr. Sanfilippo concluded.
Some of the statements of Jeffrey T. Sanfilippo in this release are forward-looking. These forward-looking statements are based on the Company’s current expectations and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, including a decline in sales to one or more key customers; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (v) the Company’s ability to lessen the negative impact of competitive and pricing pressures; (vi) the potential for lost sales or product liability if customers lose confidence in the safety of Company’s products or are harmed as a result of using its products; (vii) risks and uncertainties regarding the Company’s facility consolidation project; (viii) the ability of the Company to retain key personnel; (ix) the Company’s largest shareholder possessing a majority of aggregate voting power of the Company, which may make a takeover or change in control more difficult; (x) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act; (xi) the Company’s ability to do business in emerging markets; (xii) increases in general transportation costs and other economic conditions, including the weak dollar and rising commodity costs; (xiii) the Company’s ability to obtain additional capital, if needed; and (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control.
John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company’s Fisher®, Snack ‘N Serve Nut BowlTM, Sunshine Country®, Flavor Tree® and Texas PrideTM brand names. The Company also markets and distributes a diverse product line of other food and snack items.
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JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Year Ended
	(Unaudited)		(Unaudited)
		(As revised)(1)		(As revised)(1)
	June 26,	June 28,	June 26,	June 28,
	2008	2007	2008	2007

Net sales	$125,257	$122,922	$541,771	$540,858
Cost of sales	106,999	112,461	475,538	499,569

Gross profit	18,258	10,461	66,233	41,289

Selling expenses	8,567	8,801	34,899	39,003
Administrative expenses	4,721	4,537	18,898	16,454
Restructuring expenses	—	—	1,765	—
Gain related to real estate sales	—	—	—	(3,047)

Total operating expenses	13,288	13,338	55,562	52,410

Income (loss) from operations	4,970	(2,877)	10,671	(11,121)

Other (expense):
Interest expense	(2,463)	(3,032)	(10,502)	(9,347)
Debt extinguishment	—	—	(6,737)	—
Rental and miscellaneous income (expense), net	(249)	(3)	(286)	(629)

	(2,712)	(3,035)	(17,525)	(9,976)

Income (loss) before income taxes	2,258	(5,912)	(6,854)	(21,097)
Income tax benefit	(407)	(2,108)	(897)	(7,520)

Net income (loss)	$2,665	$(3,804)	$(5,957)	$(13,577)

Basic and diluted earnings (loss) per share	$0.25	$(0.36)	$(0.56)	$(1.28)

Weighted average shares outstanding
— basic	10,614,125	10,602,040	10,610,272	10,595,996

— diluted	10,644,089	10,602,040	10,610,272	10,595,996

(1)	Statements for the quarter and year ended June 28, 2007 are revised to reflect an immaterial decrease in cost of sales and corresponding change in income tax benefit. Statement for the year ended June 28, 2007 is also revised to reflect an immaterial decrease in net sales and corresponding change in income tax benefit.

JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

		(As revised)(1)
	June 26,	June 28,
	2008	2007

ASSETS

CURRENT ASSETS:
Cash	$716	$2,359
Accounts receivable, net	34,424	36,024
Inventories	127,032	134,159
Income taxes receivable	222	6,712
Deferred income taxes	2,595	2,140
Prepaid expenses and other current assets	1,592	1,150
Asset held for sale	5,569	5,569

	172,150	188,113

PROPERTIES, NET	169,204	171,595
OTHER ASSETS	9,430	7,563

	$350,784	$367,271

		(As revised)(1)
	June 26,	June 28,
	2008	2007

LIABILITIES & STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Revolving credit facility borrowings	$67,948	$73,281
Current maturities of long-term debt	12,251	54,970
Accounts payable	25,355	21,264
Book overdraft	4,298	5,015
Accrued expenses	19,435	18,122

	129,287	172,652

LONG-TERM LIABILITIES:
Long-term debt	52,356	19,783
Retirement plan	8,174	9,060
Deferred income taxes	2,595	2,606
Other	—	179

	63,125	31,628

STOCKHOLDERS’ EQUITY:
Class A common stock	26	26
Common stock	81	81
Capital in excess of par value	100,810	100,335
Retained earnings	61,853	67,810
Accumulated other comprehensive loss	(3,194)	(4,057)
Treasury stock	(1,204)	(1,204)

	158,372	162,991

	$350,784	$367,271

(1)	Statement for June 28, 2007 is revised to reflect immaterial reductions in accounts receivable and accrued expenses and corresponding changes in income taxes receivable and retained earnings.